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               EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                         (In thousands, except per share amounts)


                            Three Months Ended              Nine Months Ended
                                January 31,                    January 31,


                                      1995        1994               1995         1994
Primary earnings per share:

Average share outstanding          4,836,300    4,780,300          4,818,400    4,776,300

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using average market price           328,800       17,300            274,900            0

                                   5,165,100    4,797,600          5,093,300    4,776,300

Net income (loss)                 $  478,000   $  383,800         $1,398,600   $  (29,600)
Net income (loss) per share       $      .09   $      .08         $      .27   $     (.01)

Fully-diluted earnings per
share:

Average shares outstanding         4,836,300    4,780,300          4,818,400    4,776,300

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using ending market price (or
average market price if higher)      371,800       61,300            375,200            0

                                   5,208,100    4,841,600          5,193,600    4,776,300

Net income (loss)                 $  478,000   $  383,300         $1,398,600   $  (29,600)
Net income (loss) per share       $      .09   $      .08         $      .27   $     (.01)
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